SPRINGS  LAW  FIRM PLLC

7437 Willesden Lane
Charlotte, North Carolina 28277

TELEPHONE: (704) 241-9995
FACSIMILE: (704) 708-4101
www.springslawfirm.com

September  9, 2011

VENUS SPRINGS, MEMBER
springslawfirm@gmail.com

Skajaquoda Group  Inc.
1001  Society Drive,
Claymont, DE 19703

Ladies and Gentlemen:

You have requested our opinion, as special counsel for Skajaquoda Group Inc,. a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 400,000  shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SPRINGS  LAW  FIRM  PLLC

By:      /S/  VENUS   Y.  SPRINGS
SPRINGS  LAW FIRM PLLC